Exhibit 99.1

Nord Anglia Education, Inc. is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities. The guidelines set out in this Code of Business Conduct and Ethics (the “Code”) are to be followed at all levels of this organization by our directors, officers and employees. We rely on them to uphold our core values and conduct our business honestly, fairly and with integrity.

CODE OF BUSINESS CONDUCT AND ETHICS

I.             INTRODUCTION

(a)           Purpose

This Code contains general guidelines for conducting the business of Nord Anglia Education, Inc. and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company” in this Code) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of the directors, officers and employees of the Company. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, Chief Financial Officer and our controller as our “principal financial officers.”

(b)           Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Compliance Officer of the Company (the “Compliance Officer”).  The Company has designated Jodie Coutts, the Head of Legal to serve as the Compliance Officer. Jodie can be reached at + 852 3977 0764 and jodie.coutts@nordanglia.com.  You may remain anonymous and will not be required to reveal your identity in your communication to the Company, although providing your identity may assist the Company in addressing your questions or concerns.

(c)           Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Compliance Officer, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly. Employees making a report need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report in a manner that protects the confidentiality and anonymity of the employee submitting the report. You may remain anonymous, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Company policy that any employee who violates this Code will be dealt with in accordance with the Company’s Disciplinary Policy up to and including termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

(d)           Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

(e)           Waivers of the Code

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board or the appropriate committee of our Board and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.

II.            CONFLICTS OF INTEREST

(a)           Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•                  Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

•                  Improper Personal Benefits. No employee should obtain any material (as to the employee) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•                  Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•                  Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•                  Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company, including charities or volunteer bodies in the field of education.

•                  Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Compliance Officer for assistance.

(b)           Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

III.          CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information, or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property or information, or his or her position with the Company, for personal gain or should compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

IV.          CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Every employee has a duty to respect and safeguard the confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Confidential information includes information that Company obtains from a third party under a contractual obligation of confidentiality. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be referred promptly to the Compliance Officer.

Care must be taken to safeguard and protect confidential information. Accordingly, the following measures should be adhered to:

•                  The Company’s employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be secretly stored. Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, buses, etc.) should be conducted so as to prevent overhearing or other access by unauthorized persons.

•                  Within the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

•                  Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives, including those living in the same household as a Company employee.

•                  Company employees are only to access, use and disclose confidential information that is necessary for them to have in the course of performing their duties. They are not to disclose confidential information to other employees or contractors at the Company unless it is necessary for those employees or contractors to have such confidential information in the course of their duties.

V.            COMPETITION AND FAIR DEALING

All employees are obligated to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

(a)           Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships whether with parents or with consumers of our Learning Services products. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•                  Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•                  Employees should not refuse to sell, service, or maintain products of the Company simply because a customer is buying products from another supplier.

•                  Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions.

•                  Please see “Gifts and Entertainment” below for additional guidelines in this area.

(b)           Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

(c)           Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information, making false statements about the competitor’s business and business practices or colluding with competitors to determine prices or competitive conduct.

VI.          PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•                  Exercise reasonable care to prevent theft, damage or misuse of Company property.

•                  Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•                  Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•                  Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•                  Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of Company property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials. The interception, recording and monitoring of communications is intended to protect the Company’s business interests, for example, for the purposes of quality control, security of the Company information technology or communication systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.

Employees should be aware that all communications, data, records and files stored on the Company’s information technology or communication systems or on the Company’s premises may be used as evidence in disciplinary or legal proceedings against employees.

VII.         GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision.  All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•                  Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•                  The items are of reasonable and proportionate value;

•                  The primary purpose of the meeting or attendance at the event is business related; and

•                  The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or  vendors.

•                  Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•                  Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•                  Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

You must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “Bribes and Other Improper Payments” below for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions.

Employees must also adhere to the Company’s Travel & Expenses policy, which is available from the Finance and HR departments.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

All travel expenses incurred during visiting a client, whether the location is the client’s site, a client event or elsewhere, should be paid for by the travelling employee and not the client.  Travel expenses include, but are not limited to, flights taxis and hotel accommodations.  All claims for travel expenses must comply fully with the Company’s Travel & Expenses Policy.

VIII.       COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

IX.          ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Corporate Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable.  These employees must understand and strictly comply with applicable accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, U.S. federal securities law requires the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the

Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

X.            COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, national and international sanctions, anti-boycott, currency controls, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer.

XI.          COMPLIANCE WITH INSIDER TRADING LAWS

Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.  You are required to read carefully and observe our Statement on Insider Trading Policy. Please inform your supervisor or the Compliance Officer if you do not have a copy of our Statement on Insider Trading Policy.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Compliance Officer.

XII.        PUBLIC COMMUNICATIONS AND PREVENTION OF SELECTIVE DISCLOSURE

(a)           Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Marketing Department. Megan Munsell — Director of Marketing and Communications can be reached on +852 3977 0768 or at megan.munsell@nordanglia.com.  The Marketing Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

(b)           Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with United States and other jurisdictions’ securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides information that could potentially affect the market for the Company’s securities to selected persons before the news is available to the investing public generally.

The following guidelines have been established to avoid selective disclosure. Every employee is required to follow these procedures:

•                  All contact by the Company with investment analysts, the press and/or members of the media shall be made through the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Corporate Finance and Investor Relations Director or the Director of Marketing and Communications or persons designated by them (collectively, the “Media Contacts”).

•                  Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

•                  All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to the Public Relations Department. All presentations to the investment community regarding the Company will be made under the direction of a Media Contact.

•                  Other than the Media Contacts, any employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to the Public Relations Department.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Please contact the Compliance Officer if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

XIII.       BRIBES AND OTHER IMPROPER PAYMENTS

A bribe or other improper payment is not an acceptable way of doing business and exposes both the Company and you to criminal and civil liability under anti-bribery laws.  While all forms of commercial and public bribery are prohibited, particular care must be taken to avoid actual or perceived bribery in your dealings with government officials, including employees of government-owned enterprises. We are subject to a variety of local and international anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act (the “Bribery Act”) and the Hong Kong Prevention of Bribery Ordinance (Cap. 201) (the “Bribery Ordinance”).  The FCPA, the Bribery Act and the Bribery Ordinance impose criminal or civil penalties for offering, paying, promising to pay, or authorizing the payment of money or anything else of value to a foreign government official, whether directly or through an agent or other intermediary, for the purpose of influencing an act or decision or securing an improper advantage, including “facilitation” payments and even if customary in a particular jurisdiction.

Improper payments are distinct from the reasonable, limited expenditures for gifts and entertainment discussed above. If any employee, officer or director has a question about whether any particular expense should be viewed as a permissible gift or entertainment expense or an impermissible bribe, he or she should refer that question to the Compliance Officer.  In addition to the severe fines and criminal penalties that may result from violation of anti-bribery laws, the Company may take disciplinary action in accordance with the Disciplinary Policy with respect to an employee who violates anti-bribery laws, up to and including termination of employment.

XIV.       CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. We expect all directors, officers and employees of the Company to adhere to these standards.

This Code of Business Conduct and Ethics is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.